Filed Pursuant to Rule 424(b)(3)
File No. 333-116428

        3,917,027 Shares

BALLANTYNE OF OMAHA, INC.

COMMON STOCK

Supplement No. 1 to Prospectus Dated June 25, 2004

ATTENTION PROSPECTIVE INVESTORS

        The statements in this Supplement No. 1 should be read carefully and considered in connection with your review of the prospectus. This Supplement No. 1 must be attached to the prospectus you receive.

        On September 24, 2004, Ballantyne's common stock became listed for trading on the American Stock Exchange. The stock no longer trades on the OTC Bulletin Board. In connection with the Amex listing, the trading symbol for the common stock changed to "BTN".

Dated as of September 24, 2004.